Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138157 on Form S-8 of our reports dated May 21, 2009 relating to the consolidated financial statements and financial statement schedule of Stanley, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Stanley, Inc.’s adoption of FASB Interpretation No. 48, a new accounting standard), and the effectiveness of Stanley, Inc.’s  internal control over financial reporting dated May 21, 2009, appearing in this Annual Report on Form 10-K of Stanley, Inc. for the year ended March 31, 2009.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 21, 2009